EXHIBIT 99


                    FY 2008 Q3 Final Call Transcript
                            March 19, 2008

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

Operator: Good afternoon, everyone. Welcome to NIKE's fiscal 2008 third quarter conference call. For those who need too reference today's press release you'll find it at www.NIKEbiz.com. Leading today's call is Pamela Catlett, Vice President of Investor Relations.

Before I turn the call over to Miss Catlett, let me remind you that participants of this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC including forms 8-K, 10-K, and 10-Q. Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of futures and at-once orders, exchange rate fluctuations, order cancellations and discounts which may vary significantly from quarter-to-quarter. In addition, it is important to remember a significant portion of NIKE, Inc.'s business including equipment, most of NIKE Retail, NIKE Golf, Converse, Cole Haan, NIKE Bauer Hockey, Hurley, and Exeter Brands Group are not included in these futures numbers. Finally, participants may discuss non-GAAP financial measures. The presentation of comparable GAAP measures and quantitative reconciliations are found at NIKE's website. This call might also include discussion of non-public financial and statistical information, which is also publicly available on that site www.NIKEbiz.com.

Now I would like to turn the call over to Pam Catlett, Vice President, Investor Relations.

Pamela M. Catlett, Vice President of Investor Relations
_______________________________________________________

Thank you and good afternoon, everyone. Thank you for joining us today to discuss NIKE's fiscal 2008 third quarter results.

As the operator said we issued our results about an hour ago and if you need to reference them, you can find our press release, which includes the reconciliations on our website at www.NIKEbiz.com.

Joining us on today's call will be NIKE, Inc. CEO Mark Parker, followed by Charlie Denson, President of the NIKE Brand and finally you will hear from our Chief Financial Officer Don Blair who will give you and in depth review of our financial results.

Following their prepared remarks, we will take your questions. And as many of you know, for questions we'd like to allow as many of you to ask questions as possible in our allotted time. So we'd appreciate you focusing your initial questions to two and in the event you have additional questions that are not covered by others, please do feel free to requeue and we will do our best to come back to you. Thank you very much for your cooperation on this.

And now it is my pleasure to introduce NIKE, Inc. CEO Mark Parker.

Mark Parker, President, CEO
___________________________

Thanks Pam and welcome everybody to our third quarter call. Q3 shows NIKE continues to be a strong consistent performer that delivers shareholder value and long-term growth opportunity. Net revenue for the quarter was up 16% with increased revenues in every NIKE Brand region and in each of our other businesses. Diluted earnings per share grew 35%. A return on invested capital grew 340 basis points to 24.3%. And worldwide futures were up 9% on a constant dollar basis. Don will detail the numbers in just a minute.

As we finished Q3 as our industry's most relevant choice for consumers, retail markets in some parts of the world are uncertain as consumers and retailers wrestle with higher energy prices and fears of recession. In this environment, the strength of our brands and product offerings is even more powerful. We also finished Q3 as our industry's most relevant choice for investors. We all know financial markets are in flux and that makes having a strong brand, a diverse portfolio and solid growth strategy to drive cash flow especially valuable.

It's been one year since we shared our goal of reaching $23 billion in revenue by fiscal 2011. Our Q3 results validate once again that we're delivering on that growth strategy. We remain confident but we don't take anything for granted.

As we move into Q4 and beyond, we're completely focused on growing revenue in our key businesses and geographies. And on leveraging our resources to create opportunities for the future. One example of a key business is football. This business has been a key driver for the NIKE Brand over the last decade. It shows no sign of slowing down. During the third quarter of our NIKE Brand football business grew at a double-digit rate on its way to another record year.

This month we took another major step forward with the addition of Umbro to our portfolio. This brand is a perfect match for NIKE and it's a great example how we're applying our financial resources and operational capabilities to businesses with the greatest growth potential. And by the way, extending our leave as the world's number one football company.

We have a new Umbro CEO in place, Matthew Cook, who comes up from his role as general manager of NIKE Italy. Matthew a native Englishman has tremendous passion for football and has been instrumental in expanding NIKE football in Europe. There's lots of potential here.

During the Q3, we also finalized the sale of Starter. We're finishing the sale of Bauer Hockey and we're seeing solid performance throughout the rest of portfolio.

Converse continues its amazing growth trajectory, revenues were up 29% on the quarter, the 6th consecutive quarter that revenue has increased over 25%. At the Converse ONE Star product launch we launched in 1600 Target stores is generating numbers that are well above plan. So we're very excited about the future of Converse. Hurley delivered its biggest quarter ever with revenues up 33%. They?re really getting the product and the merchandising right and that?s connecting with the core consumer and with the broader action sports market.

Cole Haan has been very strong especially in our wholesale business. We see a lot of potential with Cole Haan Sport integrating NIKE technology into that line. NIKE Golf delivered another solid quarter driven by growth in the U.S. and international markets. Our golf apparel business continues to do extremely well and we're excited about our new footwear and club launches, which continue to bring innovation to the golf course.

In Q3, the subsidiary businesses contributed over $600 million in revenue up 15% over last year. So I really like where the business portfolio is right now. We see tremendous opportunity in our mix of brands and in our six key NIKE Brand categories. My focus is on managing the portfolio to maximize the potential for growth in revenue and profitability.

We're continually finding new ways to leverage talent and functional resources really bringing a new level of integration to the portfolio. Specifically we're looking for ways to better align and more fully leverage our supply chain, IT platforms, and support functions to drive operational efficiency. We see a lot of upside potential in optimizing and sharing these resources. I'm very bullish on prospects for our existing portfolio of businesses and of course, we continue to explore new brands and companies that compliment our portfolio.

I also talked about key geographies and the most important ones right now are the U.S. and China. Here in the U.S. we continue to grow in a difficult market by driving innovation and excitement into the marketplace. Over the last 12 months, we have gained over 3 points of footwear market share in the U.S. pushing our total close to 40%. Our performance apparel products like NIKE Pro and Sport essentials continue to deliver strong growth. The area we still have some work to do is in sportswear apparel, specifically on the more basic end of the business. Where we're very focused on realigning our product market and retail position.

One way to do that is to bring more direct influence from the pure performance side of NIKE into sportswear. A great example is our products for the Beijing Olympics. I think it's the most dramatic and compelling mix of performance and sportswear concept that NIKE has ever created. I'm very confident in the direction and commitment of our apparel team and in the potential of our apparel business.

In China we have said NIKE will reach a billion dollars, not in two or three years but by the end of this fiscal year. So I've got to revise my thoughts on that point. As we speak today NIKE China is over a billion dollars in revenue for the trailing 12 months and that's just the NIKE Brand. We'll have more news on that at year-end.

I want to close by saying I believe there's tremendous opportunity in our industry and it's important to look through the cyclical pressures and focus on the long-standing powers in place. The price of oil is not as powerful as the global passion for sports. This is true for NIKE and our industry. The universal values and benefits of sports, the premium consumer experience and the power of innovation will always triumph over circumstance.

Now I'll turn it over to Charlie for an update on the NIKE Brand.

Charlie Denson, President, NIKE Brand
_____________________________________

Thanks, Mark. Good afternoon, everybody. Okay. So Q3. We saw a lot of solid performance around the brand and around the world. We talked about the NIKE Brand being more than just a brand. It's a global portfolio of businesses. This quarter demonstrates again how geographic reach and diversity continue to drive sustainable profitable growth.

The U.S. economic environment is top of mind for all of us and I'll talk about that in a minute. But I would like to start with our international business. First of all consider this: NIKE's international business accounts for roughly 60% of brand revenues. That international business grew 24% over last year. And international futures for the next five months grew at a mid-teens constant dollar rate. So we feel pretty good about the health of the business around the world.

In our European business football leads the way. Revenue was up 10% on a constant dollar basis, footwear and apparel increased in both revenue and margins to drive very healthy profit growth. This also yielded market share gains in footwear and apparel in all of the big five Western European countries.

I said football leads the way and it does. We launched our newest most innovative football boot ever, the lead product in our Mercurial Vapor IV. It?s the lead product in our Mercurial franchise and has led to great sell throughs throughout the campaign. In July we will follow that up with Mercurial SL, the lightest football boot ever made. And we signed the French National Team last month, which is just the latest in a long string of relationships with key player, teams and organizations throughout the world. Starting in 2011 this edition represents yet another confirmation that NIKE is the number one brand in football.

Within the EMEA region we saw an 11% increase in revenue from the UK. We had a steady hand there cleaning up distribution and managing inventory and pricing. And that market is responding the way we thought it would. And our sub region of central European countries delivered double-digit revenue gain in every single country led by Russia, Turkey and Poland. We delivered all this growth while keeping and intense focus on inventories. We feel very good about our inventory levels in the region especially in footwear. As you know clean inventory is a key to profitability. It keeps the marketplace healthy and positions the brand for strong sell-throughs coming off our strong futures orders.

In Asia-Pacific, let's talk about Japan first. I characterize our progress there as steady. We continue to grow revenue in futures but we have higher expectations of ourselves in this very critical market. We're applying the same disciplined approach to managing and creating the Japanese market as you have seen us do in other key markets focusing on innovative products and premium consumer experiences that differentiate NIKE in the marketplace. The revenue growth can be better but the quality of our business continues to improve.

China continues to break records in almost every metric. Third quarter revenue is up over 50%. And we're close to 50% gain year-on-year to date. Our retail accounts opened almost 900 new doors year to date bringing our total to nearly 3500. These stores are selling a lot of product as comp store sales continue to be strong. As Mark mentioned we are the first brand in our industry to reach $1 billion in revenue in China. And we did it almost a year ahead of our original expectations. We don't see that as our goal, but we do see it as a pretty good start.

Back to the U.S. We look at the macro environment in the U.S. and know the conditions are tough. But NIKE continues to increase revenues here, gain share, and grow the business. Footwear and apparel revenue are both up, once again our revenue growth in the quarter was broad-based our businesses with nine of our top ten accounts grew. In fact, for the first time in a third quarter U.S. footwear revenue surpassed $1 billion. We have been very successful at surgical pricing strategies that are increasing margins on key models. And our inventory levels are really clean, below our rate of increase in revenues. I think these are great indicators of our ability to manage for profitability even within the challenging environment. 1% futures growth is softer than we have seen in several quarters but we feel pretty good about the quality of our business in the U.S.. You heard us say many times that we're focused on sustaining our poll demand model. I'm very pleased we're staying true to that approach and successfully navigating the current environment with an eye towards long-term healthy sustainable growth.

Mark mentioned apparel. I like where our performance product is right now. We're looking at double-digit revenue increases in men's training, women's training as well as running. U.S. apparel revenue is up overall. But I do think we can do even better. Specifically we're cleaning up some inventories in sportswear. We're moving a lot of that to our factory stores. It's worth recalling that we expanded our factory store portfolio over the last 18 months and this continues to help us effectively manage inventory delivering profitability while maintaining that brand integrity in the marketplace.

You know we're planning on generating quite a bit of excitement for our fourth quarter. Specifically we just launched the complete men's training initiative this spring in the U.S. that centers around the concept of dynamic training. Part of that is our partnership with SPARQ, which is creating a new performance standard to drive and measure athletic performance for competitive athletes. You're also going to see a lot of activity around team USA basketball that brings together more key athletes from around the NIKE portfolio of brands.

We have the European championships coming up and a great momentum in football. So we'll start rolling out a strong campaign in April led by the new T-90 Laser II, one of the most innovative and accurate soccer boots in the world. Of course we're heading to Beijing with a whole arsenal of communications, some around familiar themes like Just Do It, others that are unique to these gains and the great NIKE athletes we?ll all be watching compete.

Basically we're executing the biggest campaign we've ever done. Twice. We're very confident in our timing of this. Now is not the time to hide in the weeds. We're on the offense but with tremendous focus on innovative product, stories and experiences. When we get a line like we are now we know we capture not only consumer's imaginations but revenue and share as well. We're also seeing on plan for a new retail executions. We're working on the NIKE store concept. We're starting to secure locations and expect to have several locations up as we move into fall. The House of Hoops contest in New York is doing very well and we're working closely with Foot Locker as we plan the expansion of this concept in the next few months. We're also working on a new concept with the Finish Line as well, so stay tuned.

Last quarter we sold you about the revamped running space in our NIKETown New York which continues to generate very solid results. Revenue from that running experience is up 35%. And it's driving more than just sales. Overall store traffic is up 14%. Another example of our category focus starting to pay dividends.

We're going to take what we did for running in NIKETown New York and we're going to do the same thing for football in NIKETown London. We call it the Boot Room. It will be the world's pinnacle expression of NIKE football. That will be up and running for the euro champ this is summer. It's important to understand our retail plan is not just about getting a new format out. It's about improving our connection with consumer and creating a better experience with the brand of retail. All the work we're doing in this space is making us a much better retailer and a better wholesale partner. It?s also making us a much more connected brand and a much stronger company.

So Q3 it was a pretty strong quarter. I think it shows the power and flexibility of the NIKE Brand. We have a big bank of levers and we're able the pull them to create and leverage growth opportunities in any market around the world. I feel very confident that we can continue to execute our plans and deliver the profitable and sustainable growth we have talked about over the last several years. With that, I'm going to turn it over to Don. Thank you.

Donald W. Blair, Vice President and Chief Financial Officer
___________________________________________________________

Thanks, Charlie. I agree completely with my colleagues that we're very pleased with the results of our fiscal third quarter. We continue to deliver against our financial goals in the face of market uncertainty.

Here is a recap of NIKE, Inc. results for the third quarter. Revenue for NIKE, Inc. and the NIKE Brand grew 16% for the quarter with 6 points of rowth from the weaker dollar driven by growth across all four regional businesses. The businesses reported as Other reported revenue growth of 15%. Futures orders scheduled for delivery from March 2008 through July 2008 grew over 11% versus last year driven by robust growth in each of our international regions. U.S. futures grew 1%. Excluding currency changes, futures were up about 9%.

For the quarter diluted earnings per share grew 35% to 92 cents driven by strong revenue growth, expanding operating profit margins, a lower tax rate, and fewer outstanding shares. Earnings per share for the third quarter were somewhat higher than anticipated as we elected to shift demand creation spending from the third to the fourth quarter to invest more heavily in integrated marketing programs behind the European Football Championships and the Beijing Olympics. EPS for the third quarter also included a 4-cent gain from the sale of Starter.

Third quarter gross margins expanded 90 basis points versus the prior year driven primarily by improving in line pricing margins in footwear and better off price margins. The impact of currency on gross margin was minimal. Over the first three quarters-of fiscal 2008 we delivered a billion dollars in free cash flow from operations, paid out $300 million in dividends and repurchased $952 million in NIKE stock. Our balance of cash and short-term investments totaled nearly $3 billion as of February 29 or approximately $6 per diluted share on a gross basis and $4.50 a diluted share net of debt. Our trailing 12 months return on invested capital was 24.3%, up 340 basis points versus the end of the third quarter fiscal 2007.

With that recap of our consolidated performance, let me give you some more details on the results that were reported earlier today. In our European region which includes the Middle East and Africa, third quarter revenues increased 23%. Excluding currency changes revenues advanced 10% as both footwear and equipment grew double digits and apparel advanced 8%. Currency neutral revenues for the emerging markets in the region were up 34% as every country in the group delivered double-digit revenue growth. The balance of the region grew at a mid single digit rate driven by strong growth in the UK, Germany and northern Europe. Futures orders for the EMEA region grew 9% in constant dollars reflecting continued growth in nearly every country in the region. Third quarter pre-tax income for the European region grew 31% to $334 million driven by strong revenue growth, improved gross margins, SG&A timing and stronger European currencies.

In the Asia-Pacific region third quarter revenues increased 27% including a 7 percentage point benefit from currency changes. Currency neutral revenues for footwear increased 22%, apparel grew 19% and equipment advanced 15%.

While revenue increases were broad-based across the region, Asia's growth engine continues to be China. For the quarter revenues in China increased over 50% on a currency neutral basis and we've now exceeded a billion dollars on a trailing 12 month basis. Our growth in China has been driven by new store openings and strong sell through fueled by brand billing investments around the Beijing Olympics and the Just Do It campaign. Our results in Japan as Charlie said continue to demonstrate improvement as our revenues there grew 4% on a currency neutral basis. As we've noted on previous calls we continue to believe there's enormous opportunity for profitable growth in Japan and we won't be satisfied until we begin to see meaningful acceleration there.

For the quarter pre-tax income for Asia-Pacific grew 46% to $193 million driven by strong revenue growth, expanding gross margins, SG&A timing, and stronger currencies. The Americas region third quarter revenues increased 20% driven by about 10 points of benefit from stronger currencies. Excluding the effects of currency, revenue growth for the region was driven by the Latin American markets led by growth of over 15% in Argentina, Brazil, and Mexico.

Third quarter pre-tax income for the Americas region grew 23% to $52 million driven by revenue growth, gross margin expansion and favorable exchange rates.

In the third quarter our U.S. business delivered solid results which were all the more remarkable given the uncertainties in the marketplace. Revenues increased 5% versus the prior year driven by higher sales to nearly all of our top accounts. Revenues from NIKE owned retail stores in the U.S. grew 13% for the quarter driven by new store openings, 3% comp store sales increases at both first quality and factory outlet stores, and strong growth in our digital business. Our footwear business in the U.S. delivered an excellent third quarter as revenues grew 5% and gross margins expanded 2 points. The revenue growth was driven largely by a higher average price per pair as unit volume was essentially flat. Most of the average selling price gain was surgical price increases taken for the spring season and a shift in mix to higher price sportswear and away from kids products.

U.S. apparel revenues increased 10% for the quarter as growth in performance categories such as running, men's training and women's training were partially offset by softness in basketball products.

Third quarter pre-tax income for the U.S. increased 17% to $347 million driven largely by revenue growth, expanding footwear margin, and lower SG&A spending driven largely by the timing of demand creation.

Third quarter revenues from our other businesses grew 15%. Converse delivered another tremendous quarter as revenues advanced 29% and pre-tax income grew 24%. Revenues for Hurley, Cole Haan and NIKE Bauer Hockey each grew double digits. For the quarter pre-tax income for the other businesses increased 16% driven by strong revenue growth and expanding gross margins partially offset by higher operating overhead investments and infrastructure.

Third quarter SG&A expense for NIKE, Inc. grew 13% with 4 points of growth coming from changes in currency exchange rates. Excluding currency effects demand creation grew 3% and operating overhead grew 12%. On previous calls we have indicated our demand creation spend for this fiscal year would be heavily focused on the fourth quarter. That's certainly played out in our results for the third quarter and year-to-date. In Q4 we expect demand creation could be over a third higher than prior year levels driven by marketing campaigns focused on the Beijing Olympics, the Euro Champs and men's training in the U.S..

The growth in third quarter operating overhead was driven primarily by investments in strategic growth initiatives such as NIKE owned retail, NIKE China, and our rapidly growing other brands such as Converse. Excluding these investment areas, operating overhead grew about 5% on a currency neutral basis. Other income for the quarter was $5 million versus $10 million in last year's third quarter. Other income in the current year was largely comprised of a $29 million gain on the sale of the Starter brand offset by currency hedge losses. Other income for the prior year consisted mainly of the gain from the sale of our Oregon distribution center. The combination of currency hedge losses and the favorable translation of foreign currency denominated profits from our international businesses increased year-over-year pre-tax income by about $29 million for the third quarter of fiscal 2008.

Our tax rate for the third quarter of fiscal 2008 was 30.6%, 170 basis points below the prior year. We expect the effective tax rate for the fourth quarter to be a bit lower than the third quarter bringing the last three quarters of the year very close to our previous guidance of about 30.3%.

In addition to the strong profitability for the quarter we're also very pleased with our continued improvements in capital productivity. As of the end of the third quarter of fiscal 2008 our cash conversion cycle was 7 days lower than the end of the prior year quarter driven by improved profitability metrics for inventory, accounts receivable, and accounts payable. Thanks to strong focus by our sales, operations and finance teams, inventories and accounts receivable continue to be in very good shape as both grew 10% versus the end of last year's third quarter well below the comparable growth rates for third quarter revenues. Inventory growth was also below the rate of futures orders for the next five months.

As Mark indicated earlier, we remain on track to achieve our financial goals for the fiscal year. Excluding the realized gain on the sale of Starter, the expected fourth quarter gain on the sale of Bauer Hockey, and results for Umbro, our expectation for the full year remain largely unchanged.

For the fourth quarter we project low double digit revenue growth driven by our business momentum and the continued weakness of the U.S. dollar. And we're forecasting acceleration in gross margin growth as the benefits of clean inventories, continued progress on gross margin initiatives, and favorable selling currencies more than offset the impact of sourcing cost pressures such as higher oil prices, labor rates, and stronger Asian currencies.

As we've discussed earlier we expect SG&A to grow substantially faster than revenue in the fourth quarter due to investments in demand creation and continued operating overhead investment in our growth businesses.

For the fourth quarter we expect a weaker dollar should continue to have a positive impact on our overall profitability as translation benefits more than offset currency hedge losses. However, these currency hedge losses will likely result in an increase to other expense in the fourth quarter of fiscal '08 before considering the expected gain from the sale of Bauer Hockey.

The guidance I have just given you excludes the anticipated impact of the sale of Bauer Hockey and the acquisition of Umbro. In the fourth quarter we expect to close the sale of Bauer Hockey and report a gain on the transaction. While we have closed on the Umbro acquisition we are still finalizing the purchase accounting. Although we have not yet completed the accounting for either of these transactions, we expect that together the two will represent a modest benefit to our fourth quarter earnings per share.

As we usually do at this time we're now developing plans for fiscal 2009. This year there's a somewhat greater level of uncertainty about the macroeconomic outlook in which we'll have to operate. That said we remain committed to managing every aspect of our P&L and balance sheet to deliver growing earnings and cash returns to our shareholders while building our business for sustainable profitable growth.

For fiscal 2009 as a whole, we're targeting high single digit revenue growth and continued EPS leverage. We expect the EPS growth for the year to be relatively more heavily weighted towards the last three quarters of the year as we continue to focus demand creation on the Euro chance and the Beijing Olympics early in the year. In addition our tax rate for the year will most likely be similar to our FY '08 fourth quarter rate, well above the first quarter of fiscal 2008 which reflected a significant one time tax benefit.

In summary, we've continued to drive toward achievement of our financial goals for fiscal 2008. And remain committed to delivering profitable growth again in fiscal 2009. With that, we'd be happy to take your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. We'll now be conducting the question-and-answer session. [Operator Instructions] Our first question today comes from the line of Kate McShane with Citigroup.

<A - Pamela Catlett>: Hello, Kate?

<Q - Kate McShane>: Hello?

<A - Pamela Catlett>: Hello, Kate?

<Q - Kate McShane>: Hi.  Can you hear me?

<A>: Yes.

<A - Pamela Catlett>: Please go ahead.

<Q - Kate McShane>: I'm sorry.  Saying hi a couple of times.  For the fourth quarter you had indicated that the growth in demand creation spend would be over a third and I may have missed it but did you guide how much you expect overhead to be up for the fourth quarter and can you remind us what the breakdown is between demand creation overhead and your SG&A?

<A>: We did not provide guidance directly on operating overhead.  And with respect to demand creation operating year head, let me flip through some pages here and I'll give you that in a second. But it?s roughly two third, one-third. About a third demand creation and two-thirds operating overhead.

<Q - Kate McShane>: Okay.  And my follow-up question is on the NIKE Spark you just announced earlier in March the advertising would be doing around the launch of that -- these new products. Have we seen the spending in the third quarter for that or will that also be a fourth quarter impact in SG&A?

<A - Charlie Denson>: Yeah that's -- Kate, that -- this is Charlie.
That's going to be a fourth quarter impact.

<Q - Kate McShane>: Okay.

<A>: And Kate, just some numbers here demand creation for the quarter was about $500 million and operational SG&A was 895 million.

<Q - Kate McShane>: I appreciate that.  Thank you.

<A>: Thank you.

<A - Pamela Catlett>: Operator do we have another question?

Operator:  Yes, we do, from the line of Brad Cragin with Goldman Sachs.

<Q - Brad Cragin>: Yes.  Hello.  I was wondering if you could talk about what you seeing in the U.S. market, really some pretty impressive results given the environment. Can you address the price value equation you guy have referred to in some of the other markets and just talk about what your comfort level is with some of the ASP increases that you have there and whether you guys continue to see any upward movement in that going forward?

<A - Charlie Denson>: Brad, this is Charlie.  Right now while talking about the U.S. marketplace in general first. I think that's the best way the approach it. I think what we're seeing and it's something that we're comfortable with and have seen before, is under uncertainty or uncertain times people tend to go with the things they know best and feel most comfortable with and we've seen some of our market shares start to increase, I think you have seen some of the quarterly numbers come through recently. And we've benefited -- we have some great product in the marketplace and it continues to perform well. Especially on the footwear side of things. So we feel very good about the overall health of the business. I referred to it in my prepared remarks as well, the discipline around inventory management and even under somewhat times of uncertainty, making sure that we don't put too much product in the marketplace and that we are continuing to maintain that whole market that we so often refer to. As far as average selling price, in footwear specifically I think it is up a small amount but somewhat inconsequential on the overall number.

<A>: As far as the price value relationship is concerned, we did take some what I called surgical price increases in the United States. And as we've discussed before we've looked at this on a style by style basis and we've monitored the sell-throughs very carefully and we feel very good about where we are in terms of the pricing and the demand curve.

<Q - Brad Cragin>:  Okay.  Great.  And then I imagine part of that is a function of the premium consumer experience that you guys have been making a fair amount of progress on. Can you just address your sports culture and women's fitness category as -- can you just talk about what maybe coming down the pipe in terms of improving those or continuing to build those experiences going forward?

<A>: Yeah.  I think that the sportswear piece right now I'll start with footwear is a very strong part our business. We've got a lot of high-performing what we call icon styles, Air Force One, the Dunk, a couple of them being worked on now will be launched over the next year, Cortes specifically. It's been a very successful formula with us and we feel very good about that in the future as well. You'll see even more of that. I think the other idea is as we continue to build out this category emphasis throughout the organization and actually into the marketplace I keep reminding people that we haven't even actually delivered our first product line generated from that organizational shift. So you'll start to see some of that as we move into -- into this fall and then on into next year and I'm very excited about some of the things that are starting to percolate within the category organizations here both from a product standpoint and a consumer standpoint.

<Q - Brad Cragin>: Great.  Thank you.

Operator: Our next question is from the line of Robert Drbul with Lehman Brothers. Please proceed with your question.

<Q - Robert Drbul>: Hi, good afternoon.

<A>: Hi, Bob.

<Q - Robert Drbul>:  I guess the first question that I have is just on
Asia and on China specifically. In terms of the sustainability of the business or sort of if you had to look over the next six to nine months, how do you really see that playing out from a top-line perspective and when you look at how good those numbers are just how long that can continue. Can you touch on that?

<A - Charlie Denson>: This is Charlie.  I mean, we have spent a lot of time talking about this internally. I think as we gear up for Beijing one of the things that we have been focused on for two years plus is the idea that we're going to be there when everything else leaves and we have positioned ourselves in the marketplace and with the Chinese consumer with that specific intent. I think you've pretty familiar with some of the campaigns that we have been running. We have been running a Just Do It message in China now for two years plus. And we'll -- I expect that to continue through the Olympics and well into next year. So we really feel good about where we're at in China. We're keeping an eye on the inventories both at retail and wholesale. And I think the team there has done a fantastic job of managing both the opportunity and the challenges that have been -- that have come at them. So one of the other things that I really feel good about is the team we have on the ground. They continue to deliver on expectations and beyond and I think we're in great shape going through there. Then I think as you move into broader Asia to your point, we still feel very bullish on Japan long term. And we are starting to see the quality of the business improve, it's been a slower I guess a slower journey than we had anticipated or quite frankly are comfortable with. But we still see the long term opportunities there and post Beijing, Japan is going to be well-positioned for an acceleration of growth.

<Q - Robert Drbul>: Great.  Thank you very much.  Good luck.

<A>: Thank you.

Operator: Our next question comes from the line of Robert Samuels with J.P. Morgan. Please proceed with your question.

<Q - Robert Samuels>: Hi, good afternoon.

<A - Pamela Catlett>: Hi, Robert.

<Q - Robert Samuels>: Just talking going back to the question about the domestic business what are you currently seeing with regards to inventory at retail? And then what are your retailers telling you about their expectations for the consumer for the remainder of the year?

<A>: It's something that we've actually gotten a lot better at over the last three or four years, just our connectivity with most of our major retailers and having a much higher level of transparency into the inventories at retail. And again, we watch it very, very close and probably even closer today than we've ever watched it because of the level of uncertainty that I think we -- that everybody has in the U.S. market. So I feel very good about where we're at. We continue to take share and our sell-throughs are strong. We're gaining ground on everybody. And so we're not going to take the peddle off and we're going to keep the pressure on. We've got some great product coming down the pipe. Mark referenced in his note, I think that some of the performance product we're coming out with this summer around the Beijing and European championships, it's some of the -- not some of, I think it's the greatest performance product offering this company may have ever had.

<Q - Robert Samuels>: Great.  And then can you just talk a little bit about trend you're currently seeing in your own full price stores as well as outlet stores?

<A>: Well, overall trends -- I mean our inline stores are reflective at
(inaudible), they both are reflective of the general market. I think on the inline stuff we're actually outperforming some of the trends that you see. I think that is based on a lot on what we are doing with respect to some of these consumer experiences that we talked about, the NIKETown running experience has been very, very popular and successful. NIKEiD launched in NIKETown New York and NIKETown London, we have seen great response to that as well. So we have increased service levels and again, as we continue to build out our own retail plan, like I said in our -- in the prepared remarks it's more than just about a format. It's about that entire consumer experience. Some of the things that we are continuing to explore and learn are already paying dividends in the marketplace.

<A>: Robert I would also just go back to the comment I made that both in line and factory outlet store comps in the U.S. were up 3% in the quarter so we're up on both concepts.

<Q - Robert Samuels>: Great.  Thanks so much.

Operator: Our next question comes from the line of John Shanley with Susquehanna.

<Q - John Shanley>: Thank you very much and good evening, folks.

<A>: Hi, John.

<Q - John Shanley>: Charlie, I wonder if you could comment on the promotional environment that is going on in the U.S.. Do you see it stabilizing? Could you also comment, you mentioned that you're building more outlet stores. Is that helping to stabilize the NIKE product versus some of the competitors out there which seem to be promoted a little bit more heavily than NIKE Brand is currently being?

<A - Charlie Denson>: Yeah, well I think it certainly puts us in a much better position to manage that. I think we feel good about the strategy that of expanding our outlet footprint over the last 18 months, it's something we talked about a year, year and a half ago and I think the timing now is going to be even maybe better than expected. Our sell throughs throughout both inline and factory outlet stores continue to be strong. And some of that is based on again, being the go to brand in times of uncertainty. And part of it is I think attributed to just the product assortments we have in the marketplace. With respect to the promotional activity, us versus the rest of the marketplace, we're going to stay on above the fray.

<Q - John Shanley>: That's good to hear.  Charlie, where are you in terms of the number of stores physically in the U.S. that you currently operate, both outlet as well as inline regular stores?

<A - Charlie Denson>: John -- I don't have that number.

<A - Pamela Catlett>: I can tell you.

<A - Charlie Denson>: Pam has it.

<A - Pamela Catlett>: Total NIKE Brand stores John?

<Q - John Shanley>: Yes.

<A - Pamela Catlett>:  This is not U.S. specific.  We'll have to break that down separately but you can presume the majority are in the U.S. as it relates to factory outlet. 331 is the total number of stores. We did not add any net new factory stores in the quarter. And we've added 14 factory stores in total since the end of last fiscal year.

<A>: You should not presume that those are mostly in the U.S..  About half of those would be in the U.S. John. But we'll give -- get the exact number to you.

<Q - John Shanley>:  After the 331?

<A>: Roughly.

<Q - John Shanley>:  Okay.  Great.  Thank you very much.

Operator: Our next question comes from the line of Brian McGough with Morgan Stanley.

<Q - Brian McGough>:  Yeah.  Great, thanks.  Hey guys.

<A>: Hi, Brad.

<Q - Brian McGough>: I just have one question for Don.  And Don, I was hoping you could just talk for a minute about the trade-off between margins and your cash cycle. In -- so in this quarter you had gross margins up, your cash cycle was up by about nine days, how at least I calculate it so your operating asset turns improved while the gross margins improved. I think that made NIKE the only one anywhere near the industry that did that. But in a rising cost environment you have your payables which are in your peak. You have your receivables which have gone down a lot over the past two years, I'm just wondering if you can keep your gross margin headed higher without having to flex on your balance sheet as we head into next year or two.

<A - Donald Blair>: Well, Brian, I think it's always tempting in a tough financial environment to use the balance sheet and let the receivables string out and let their payables head out. What we would obviously prefer to do is make sure that our factory partners maintain profitability and our accounts maintain profitability the old-fashioned way of running a tight supply chain and having products that sells through at full margin. So one of the things that we've resisted even in the time when money was cheap is letting the balance sheet grow so we're going stay focused on keeping the supply chain tight, the inventories tight and making sure our payment terms with both our suppliers and customers stays in line with our policies.

<Q - Brian McGough>:  Is there anything else you can do or are doing to help your partners over in Asia continue to stay profitable even at a time when they're being hit with such a big increase in labor costs and raw material increases?

<A - Donald Blair>: Absolutely.  I mean, a lot of the things that we do in terms of manufacturing practices and how we design and develop product and how we run our supply chain have benefits both for us and for them. So the strategy is really make the whole pie bigger and everybody's slice gets bigger and not redistribute the same pie. So we're always trying to make sure the business itself is more efficient and that's how everybody is better off.

<Q - Brian McGough>: Great.  Thanks a lot.

<A - Donald Blair>: Yep.

Operator:  Our next question comes from the line of Omar Saad with Credit
Suisse.

<Q - Omar Saad>: Hi.  Thanks.  Just wanted to follow up on the last question if I could. In terms of cost inflation, commodity prices rise and wage inflation coming out of the Far East. Can you talk a little bit about taking a longer-term perspective what you think the bigger impact will be, how you're planning for it and how we should think about it given how broad your sourcing base is and the kind of products you source.

<A>: Well, I think that certainly as we have discussed before, there are macroeconomic factors that ebb and flow and to some degree you can't control those. You can manage them. And oil and labor costs and so on fall into that category. And I certainly think that over time we're going to see long-term increases in labor costs in Asia. And energy costs I think are going to go up and down but generally I don't think we would expect to see major reductions that last for long periods of time. So the way we operate our model is we work the levers we can control. And there's several broad areas, one is reducing product costs through things like lean manufacturing and raw material consolidation and style productivity. Those things help us drive the profitability of our products by making sure that we're buying raw materials in larger quantities which improves our leverage in negotiations that were amortizing tooling more effectively and that we're using less labor in the product through lean manufacturing techniques so that's one approach we take. A second approach we take is keeping the supply chain tight. Which means that we have less working capital tied up and the factory does as well and everybody sells product through at full margin and maximizes profitability. And there's obviously also managing mix and making sure that we're taking price increases at the right spot. So we're going to work our levers, we're going deal with the macros as they come and our goal is to keep moving gross margins higher.

<Q - Omar Saad>: Okay.  And just philosophically you talked a little bit about surgical price increases. And in a long term inflationary environment especially with respect to wages which think a lot of us get comfortable with, obviously a lot of commodity costs can be followed over a long period of time; do you think we should be thinking about a rise in price environment as rising -- that align with the rising cost environment we might see over the next few years? Is that apparel and footwear stores have been a pre-deflationary segment of the consumer market. Do you think we could see a change over time?

<A>: I think it has to be focused on specific consumer propositions.  If the product is absolutely compelling and you've got great product then value is about what you pay and what you get. It really has to be specifically targeted to styles and consumers and we would never assume that you can take inflationary increases across the board. We just think it needs to be much more surgical.

<A>:  Heavy emphasis on the word surgical in this case.

<Q - Omar Saad>: Thank you.

Operator: Our next question is from the line of Virginia Genereux with Merrill Lynch.

<Q - Virginia Genereux>: Thank you.  Let me ask first if I could about ?
about some of these soccer endorsements guys and the sort of -- somebody characterized it as a sort of a scorched earth policy of bid increases that you guys are sort of leading. How do you think about sort of paying a lot more for some of these National Team endorsements? And obviously you can sort of looking at the financial model but how -- what are the benefits to that in your all's view for securing system of these maybe ? these teams and maybe some more mature markets and paying a big price for them?

<A - Charlie Denson>: Hi, Virginia, this is Charlie.

<Q - Virginia Genereux>: Hey, Charlie.

<A - Charlie Denson>: Hey, well, I think you know one of the cornerstones of this brand has always been our ability to show up, I guess is the way to say it, on the field to play. And what it does from a credibility standpoint and authenticity standpoint, and even an exposure and marketing standpoint is always been a point of debate since Phil and I gave the first pair of shoes away. So we continue to believe in it. We continue the see the benefits of it. It does move the marketplace, I think especially you're probably referring to our latest signing in the French National Team and what it means to us. I think to have a -- one of the big five National Teams now in the brand is a monumental defining moment in our ongoing pursuit and our ability to claim the number one position in the biggest global sport in the world. So for us it's not just about the looking at it in a very specific focused way, it has multiple direct and indirect benefits to the brand. That being said we don't just go at it with a scorched earth approach. We do look at the benefits of the commercial opportunities and in regards to the French situation I think I am very excited with regards to that one because not only does it give us access to the French National Team, but it gives us access to the entire French amateur football academy and operation throughout the entire country which we do not have today. So it has a big commercial upside with respect to that opportunity. So it's overall it's a big grand plan, it's something we obviously feel very confident and very comfortable with.

<A - Mark Parker>: Virginia, this is Mark.  I wanted to add the word surgical here maybe relevant again. We are being on the offense. I think in terms of the key sports marketing assets that we're looking at, better leveraging by the way, so there's -- we're really trying to make sure we're more dialed in on which ones we're looking at and more dialed in on how best to leverage those opportunities both from a brand and a commercial sense. But as Charlie said, our connection to the world's top athletes and teams remains a fundamental platform that we lean on to grow our business and our brand.

<Q - Virginia Genereux>: Thank you, Mark.  And then if I may maybe for Don and Mark and anybody else. Sort of other overhead, and this -- your comment a couple of years ago that other overhead was going to grow at half the rate of sales and there was a very lean year in fiscal '06. I know currencies are obviously inflating things pretty big here. But as we look forward, Don, how should we think about other overhead? And I know you're investing in lots of initiatives but is it possible that other overhead, the rate of growth there can sort of come back to half the rate of revenues? Is that still something we should be thinking about?

<A - Donald Blair>:  Well I appreciate your good memory, Virginia.  That was probably about seven years ago. The business was a very different structure then. We actually are leveraging a lot of our wholesale overhead. One of the things that Mark has talked about pretty consistently is focusing resources. And we have been really focused on making sure we're investing in strategic initiatives. That's things like emerging markets and development of retail. Those things have had a tangible impact on revenues and gross margins. So what I would say to you is we still believe that it's important for us to make sure that we're driving productivity in overhead type functions so we can invest in our strategic priorities and we're going to continue to do that. So as I called out in the script, we are seeing much slower growth in revenue in our core wholesale businesses but we are investing pretty heavily in some other parts of the business.

<Q - Virginia Genereux>: That's great.  Don, just the areas that are requiring a little more, I understand the mix point makes a lot of sense. The areas requiring a little more SG&A investment are obviously direct-to-consumer and sort of what else would you say?

<A - Donald Blair>: Emerging markets and also the other businesses that we reported. Mark talked about the growth at Converse. We think that business still has tremendous growth opportunity and we're investing pretty heavily in it. That's another example.

<Q - Virginia Genereux>: Yep.

<A - Donald Blair>: And while I have the floor real quickly I just also wanted to say with respect to sports marketing, the strategy is definitely not scorched earth and we don't see ourselves as leading the market higher here. What we're doing as Mark said is surgically looking for the things that are going to drive the business.

<Q - Virginia Genereux>: That's helpful.  I didn't mean -- I was trying to
-- scorched --
[Laughter]

<A - Pamela Catlett>: That's all right Virginia.

<Q - Virginia Genereux>: Thank you, Pamela.  Thank you.

<A - Pamela Catlett>: Operator, we have time for one more question.

Operator:  Okay.  Our final is a follow-up from Brian McGough of Morgan
Stanley.

<Q - Brian McGough>: Great, thanks a lot.  I don't want to beat these whole sourcing thing over the head but --

<A>: You will anyway.

<Q - Brian McGough>: But I'm going to ask anyway.  I'm going to assume that the companies that are going to do best in a rising China cost environment are those that ultimately have a sales organization that's greater than a sourcing organization. And China I think is less than a third of sourcing for NIKE overall. I think that the industry is closer to 85%. And we know how fast China is growing for you. I think it's at a rate of like three or four times the rate of your sourcing organization. So I guess is this the right way to look at it? And that as time goes by and as we see your local sales organization in China continue to ramp that that spread will just continue to compress?

<A>: I think there's a couple of pieces that are -- that's an accurate analogy, one is currency. So as the reminbe (ph) strengthens that makes product more costly but it also means the sales in China are more valuable. So there's definitely a benefit as we get a natural hedge. Second thing is clearly the economic growth in China not only drives labor cost but also fuels the growth of our business. So yes, the bigger footprint we have in China, that certainly helps offset some of the pressure that comes out of the sourcing side. At the same time we're going to continue to work in diversified sourcing base and work the gross margin levers.

<A>:  I'll add, Brian when we talked about our business in China we usually talk about the NIKE Brand. We actually have a significantly larger footprint there with Converse and now Umbro added in addition to NIKE Golf, of course. So the footprint we have in China is actually quite large. We can leverage that on both sides, both sourcing and the revenue potential.

<Q - Brian McGough>: Great, thank you both.

Pamela M. Catlett, Vice President of Investor Relations
Thanks everyone for joining us and we'll speak with y'all again soon.

Operator: This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.